Exhibit 10.66

EXHIBIT “B”

WARRANT

February 2, 2012

FOR VALUE RECEIVED, CORONUS SOLAR INC. (the “Company”) hereby certifies that Russell Adair, or his successors or assigns (the “Holder”) is entitled to purchase from the Company an aggregate of 83,333 shares of the Company’s common stock (the “Common Stock”) at an exercise price of CAD $0.75 per share (as adjusted from time to time as provided in Section 3, the “Exercise Price”), each such share, a “Warrant Share” and all such shares, the “Warrant Shares”, for a period of five years, at any time, and from time to time, from and after February 2, 2012, and through and including the five-year anniversary of February 2, 2012 (the “Expiration Date”), subject to the following terms and conditions:

1.           Transferability. This Warrant is transferable, in part or in whole. Upon transfer of any portion of this Warrant, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.

2.           Exercise and Duration of Warrants.  This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date.

3.           Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth as follows:

(a)          Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer on the date first above written.

CORONUS SOLAR INC.

By:	JEFF THACHUK
Jeff Thachuk, President